EXHIBIT 10.1

February 21, 2015

Dr. Jon Brunelle, D.C.

Myriad Medical Marketing

1150 El Camino Road, Suite 108

Corona, CA 92879

Re:	Letter of Intent for Sales Agency

Dear Dr. Brunelle:

This letter serves as a Letter of Intent by and between BioCorRx Inc. (“Company”), a Nevada Corporation, and Myriad Medical Marketing (“Representative”), a California Corporation in furtherance of the discussions between Company and Representative regarding an exclusive business relationship.

This Letter of Intent is intended to summarize and set forth the preliminary and non-binding understanding between the parties with respect to the terms and conditions upon which a formal agreement would be drawn up. The objective is to grant Representative the exclusive rights to represent and market the Start Fresh Program (“SF Program”) directly to Physicians Business Solutions (“PBS”), a Georgia Limited Liability Company, its clients and medically integrated Wellness Centers (“Wellness Centers”) throughout the United States. The terms of the sales agency will be more particularly set forth in a definitive agreement to be mutually agreed upon by the parties.

The SF Program shall be defined as the protocols, counseling and treatment methods developed by Company who has and owns the worldwide rights to the SF Program. The SF Program is a comprehensive addiction program which includes life coaching (14-16 sessions), coupled with the Naltrexone Implant Product. The implant is tailored specifically for each individual’s psycho-social recovery from addiction and is designed to promote a drug and alcohol-free lifestyle. The Naltrexone Implant Product means a single administration, long acting Naltrexone Implant that consists of naltrexone formulations in a biodegradable form that is suitable for subcutaneous implantation in a particular patient.

Wellness Centers shall be defined as integrated retail physical medicine practices specifically offering chiropractic treatments either solely or in combination with other medically integrated services, including, but not limited to, physical therapy, nutrition, weight management and occupational therapy. This expressly excludes any practice facility or individual currently offering any form of addiction treatment and/or not offering chiropractic services.

The parties intend that the definitive agreement will include an exclusive right to represent the SF Program to PBS and Wellness Centers in the United States with express exclusions that the parties will agree and acknowledge on the definitive agreement. Company’s payment and compensation to Representative will continue to be negotiated and outlined on the definitive agreement.

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The initial term and milestones will be defined upon reaching a definitive agreement. It is the intention of the parties to reach a definitive agreement with the initial term of a five years, with automatic renewal for periods of the same terms.

Representative will be considered an independent contractor of Company and shall in no way be considered as an agent of Company, nor shall Representative have the authority to bind Company in any manner whatsoever.

The parties agree to use good faith and their best efforts to negotiate a mutually profitable and beneficial Definitive Agreement, including all relevant terms and conditions thereto. During the negotiations hereunder, both parties agree to comply with all applicable laws.

The Parties contemplate the Definitive Agreement with respect to matters set forth in this Letter of Intent shall be executed on or prior to March 1, 2015. The Definitive Agreement shall be subject to the approval of the board of directors of each party hereto.

It is understood that this Letter of Intent is only an expression of the intention of the parties hereto and only such of those terms and conditions as incorporated into mutually satisfactory documents executed by the parties hereto shall be enforceable. In addition, without limiting the foregoing, this Letter of Intent does not and shall not be construed as a binding agreement nor binding obligation on either party to proceed with the transaction contemplated by this Letter of Intent.

By their signature below, each party agrees to keep in strict confidence all information regarding the terms of the proposed distribution. The parties agree that during the course of the negotiations, they will not entertain any offers from or conduct any discussions with any other party with respect to the subject matter of the Letter of Intent.

Company is a public company and therefore must disclose all material developments regarding its business. Both Company and Representative agree to release a mutually agreed press release announcing this letter of intent and any future agreements.

The parties indicate their acceptance of this document by signing this Letter of Intent at the appropriate space provided below.

For and on behalf of Company BIOCORRX INC		For and on behalf of Representative MYRIAD MEDICAL MARKETING

Signed By:	/s/ Brady Granier	Signed By:	/s/ Jon Brunelle
Brady Granier, Interim CEO/COO		Dr. Jon Brunelle, D.C.

Date: 2/24/2015		Date: 2/24/2015